Exhibit 23.1

KPMG LLP Mission Towers I Suite 600 3975 Freedom Circle Drive Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 26, 2024, with respect to the consolidated financial statements of Zuora, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
Santa Clara, California
March 26, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.